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                                                                   EXHIBIT 10.13


                                                   Agreement No:
                                                   Effective Date: JUNE 29, 1999


                         SOFTWARE LICENSE, SUPPORT, AND
                         PROFESSIONAL SERVICES AGREEMENT

This Agreement dated as of the effective date noted above (the "Effective Date") is entered into by and between:

ReSourcePhoenix.com                                and      Necho Systems Corp.
2401 Kerner Boulevard                                       10 Kingsbridge Garden Circle, Suite 200
San Rafael, CA 94901                                        Mississauga, ON L5R 3K6
(herein after referred to as "Customer")                    (herein after referred to as "Necho")


Necho agrees to provide, and Customer agrees to purchase, in accordance with the terms and conditions contained in this Agreement, the license to use the Licensed Standard Software, Software Maintenance and Support Services, and the Professional Services outlined in this Agreement.

IN CONSIDERATION of the mutual promises contained herein, Necho and Customer agree as follows:


1. SUBJECT OF AGREEMENT

The subject matter of this Agreement is: the executable computer program(s) listed in Schedule "A" attached hereto; the Software Maintenance and Support Services and; the Professional Services outlined herein. The computer program(s) will be referred to in this Agreement as "Licensed Standard Software".

2. DEFINITIONS
In this Agreement,

(1) "Affiliate" means, with respect to any entity, any person or other entity which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned entity or any entity which is directly or indirectly controlled by an entity which controls the first mentioned entity;

(2) "Support Commencement Date" means the date 90 days after the installation date;

(3) "Confidential Information" has the meaning set out in Section 13(1);

(4) "Designated Hardware" has the meaning set out in Schedule A:

(5) "Designated Location" has the meaning set out in the attached Schedule A;

(6) "Documentation" means any and all information provided to Customer by Necho describing the Licensed Standard Software, its operation and matters related to its use in written material, on magnetic media or communicated by electronic means;

(7) "Installation Date" means the date specified in Schedule A that the License Standard Software is scheduled to be delivered to Customer 's designated location;

(8) "Licensed Standard Software" has the meaning set out in Section 1;

(9) "Maintenance Schedule" has the meaning ascribed to it under Section 10 below;

(10) "Services" means all professional services including, but not limited to, analysis, design, programming, testing, conversion, implementation, technical writing, maintenance, support and consulting training services provided by Necho pursuant to this Agreement;

(11) "Support Fee" means the fee specified in the attached Schedule A;

(12) "Initial Support Term" means the period commencing 90 days from the Installation date and ending at midnight on the last day of the month of the 12th month thereafter;

(13) "Support Renewal Periods" means the annual 12 month periods for which this Agreement is renewable, after the Initial Support term;

(14) "Support Services" means the software support services specified in Section 7.

3. LICENSE TO CUSTOMER

(1) Necho hereby grants to Customer a perpetual, non-exclusive and non-assignable (except as permitted in Sections 18 and 19) license to do each of the following:

(a) copy the Licensed Standard Software onto memory storage facility incorporated in the Designated Hardware;

(b) copy onto and use the Licensed Standard Software on any of the central processing units comprising any part of the Designated Hardware provided that all portions of the Designated Hardware are located within the geographic boundaries listed in Schedule A (the "Designated Location") and further provided that, except by users of devices specifically included in Designated Hardware and by Clients as provided in Section 19, the Designated Hardware is not capable of being operated other than through the input devices each of which is directly connected to the Designated Hardware and is located in the Designated Location; and

(c) make one copy of the Licensed Standard Software for archival purposes provided that in so doing no legend, trademark, trade name, or copyright notice contained in the Licensed Standard Software is deleted.

(2) Customer shall not copy (except as permitted by Section 3(1)), modify, alter, disassemble, decompile, translate or convert into human readable form, or reverse engineer, all or any part of the Licensed Standard Software and shall not use the Licensed Standard Software, or Documentation to develop any derivative works or any functionally compatible or competitive software. Customer shall not have the right, and agrees not to copy or reproduce the Documentation.

(3) The license granted pursuant to this Agreement is restricted to the Designated Hardware as long as it is located


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in the Designated Location. If the Designated Hardware becomes inoperative, another item of hardware may be substituted thereof on a temporary basis provided that Customer gives notice to Necho, as soon as practicable after the substitution, indicating the identity of the substituted hardware and the date of the substitution, and the other conditions set out in Section 3(1)(b) are satisfied; the extension of the license to the substituted hardware shall cease 10 days after the date of substitution unless Necho consents in writing to a permanent substitution. Necho agrees not to unreasonably withhold or delay such consent and agrees that such consent shall be without additional fees for comparable equipment. Necho reserves the right to receive an additional license fee in conjunction with its consent to a substitution.

(4) Customer may:

(a) offer, for a fee or free of charge, services consisting of the processing of data through the use of the Licensed Standard Software for the benefit of any third party;

(b) use the Licensed Standard Software for commercial time sharing, rental or service bureau use.

(5) Customer may not:

(a) sell, lease, rent, license, sub-license, transfer, market, distribute, redistribute, or otherwise part with the Licensed Standard Software or Documentation or any copies of the forgoing, in any manner or in any form not expressly permitted by this Agreement; or

4. LICENSE FEE AND ACCEPTANCE

(1) Customer shall pay the license fees, as set out in Schedule A. Customer shall have the right to test the Licensed Standard Software for a period of 5 days after the date on which the media containing the Licensed Standard Software is delivered to Customer . Prior to the expiry of such 5 day period, Customer may, by notice to Necho, terminate this Agreement in compliance with Section 14(3)(c).

(2) The fees referred to in this Section 4 do not include any taxes. If Necho is required to pay sales, use, property, value added, goods and services or other federal or provincial or local taxes based on or as a result of the license granted pursuant to this Agreement, or Customer 's use of the Licensed Standard Software, then such taxes shall be billed to and paid by Customer , but this provision shall not apply to taxes based on Necho 's net income.

(3) Customer may from time to time subsequent to the Effective Date of this agreement license additional software modules from Necho at the then current license fees in effect as set out in superseding Schedule(s) A signed by both parties.

(4) The Schedules to this agreement together with any Statement of Work(s) shall set forth the detail of any deliverables including submission, review, and acceptance thereof or if not so specified, Customer shall within thirty (30) days of the installation and/or receipt of such deliverables, advise Necho of Customer 's acceptance or rejection of such deliverables. Any rejection shall specify the nature and scope of the deficiencies in such deliverable. Necho shall, upon receipt of such a notice of rejection, act diligently to correct such deficiencies. The failure of Customer to provide such a notice of rejection within such period shall constitute acceptance by Customer of said deliverable.

5. TITLE TO THE NECHO SOFTWARE

Customer acknowledges that its rights pursuant to this Agreement do not extend beyond the license granted pursuant to Section 3(1) and that it will not acquire any intellectual property rights including patent, copyright or rights to trade secrets in the Licensed Standard Software and Documentation. Customer agrees that it will not, at any time during or after the termination of this Agreement, contest or challenge Necho 's exclusive ownership of, or interest in the intellectual property rights in the Licensed Standard Software, or Documentation. Title to the medium containing the Licensed Standard Software delivered to Customer shall remain with Necho.

6. SUPPORT CHARGES AND TERMS OF PAYMENT

(1) Customer agrees to pay annually the Support Fee set out in the attached Schedule A. Customer may from time to time, subsequent to the effective date of this agreement license additional modules with corresponding respective annual support Fees then in effect as set out in superseding Schedule(s) A. signed by both parties. Necho has the right to increase or decrease Support Fees for Support Renewal Periods by giving notice to Customer thirty (30) days before the end of the Initial Support Term or any Support Renewal Period.

(2) The Support Fee for the Initial Support Term is due and payable by Customer to Necho on or before the Support Commencement Date. Thereafter, the Support Fee for each Support Renewal Period is due thirty (30) days after receipt of invoice by Customer or on or before the commencement of the respective Support Renewal Period whichever is the later as long as this Agreement remains in force.

7. SUPPORT SERVICES

(1) Necho shall provide Software Support for the purpose of correcting errors or defects in the Licensed Standard Software as originally delivered to Customer and as subsequently modified by Necho or as updated by Necho . "Errors or defects" in the software shall mean failure of the Licensed Standard Software to operate in substantial conformity and function in accordance with the applicable Documentation and/or Specifications.

(2) Customer shall report any errors or defects to the Necho designated facility staff at Necho 's designated facility during Necho 's regular business hours defined herein.

(3) Necho shall respond to Customer 's reported errors or defects within twenty-four (24) hours and seek to identify the cause of the reported error or defect and, if the reported error or defect is determined by Necho to result from an error or defect in the software, Necho shall use commercially reasonable efforts to correct such reported errors or defects by implementing valid programming changes or providing valid operational instructions to Customer within thirty (30) days of Customer 's report. If Necho is unable to resolve the reported error or defect in accordance with the above, then Customer may, at Customer's sole option, i) allow Necho to immediately consult with Customer to formulate a mutually agreeable strategy and schedule to correct the error or defect or ii) terminate the Support Services provided by this section 7 upon written notice to Necho. If Customer elects to terminate the Support Services, Necho shall immediately refund to Customer any unused portion of Support Fees paid pursuant to Section 6.

(4) The Support Services to be provided under this Agreement


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shall be performed during regular business hours and shall consist exclusively of the Hot Line support, correction of critical programming errors and provision of the maintenance releases described in Section 10. Regular business hours are 8:30 a.m. to 5:00 p.m. (local time), Monday through Friday, but do not include statutory holidays, notwithstanding the fact that Customer may not observe such holidays.

8. HOT LINE SUPPORT

(1) Necho will supply hot line telephone support ("Hot Line Support") from its office to up to four (4) employees (two primary and two as backup) appointed by Customer to request advice under this Section for the Licensed Standard Software. Hot Line Support will be provided only in respect of the use of the Licensed Standard Software at the Designated Location.

(2) Necho shall be under no obligation to provide Hot Line Support in respect of the use of the Licensed Standard Software at any location other than the Designated Location even if the Agreement permits use of the Licensed Standard Software for the designated server at such location.

(3) Hot Line Support will consist in Necho (i) using reasonable efforts to explain functions and features of the Licensed Standard Software, (ii) clarifying any Support Materials relating to the Licensed Standard Software, and
(iii) guiding Customer in the operation of the Licensed Standard Software. Hot Line Support is to be used by Customer only for resolving problems with the Licensed Standard Software experienced by Customer , and not for educating or training Customer 's employees in the general use of the Licensed Standard Software.

9. CORRECTION OF CRITICAL PROGRAMMING & OPERATING ERRORS

Necho will use reasonable efforts to correct programming errors in the Licensed Standard Software that materially and adversely affect the operation of the Licensed Standard Software on the condition that (i) the programming error occurs with the proper use of Licensed Standard Software by Customer in accordance with Documentation provided to Customer by Necho , (ii) Customer notifies Necho of the programming errors and describes with specificity the nature of the suspected errors and the circumstances in which they occur, (iii) Customer has not committed a substantial breach which is continuing of any of the material terms of this Agreement, (iv) neither Customer nor any third person has made changes, additions to, or modified the Licensed Standard Software unless approved by Necho, and (v) neither Customer nor any third person has updated associated database tables other than through Necho supplied software solutions.

10. MAINTENANCE RELEASES

Necho may from time to time ("Maintenance Schedule") release updated versions ("Maintenance Releases") of the Licensed Standard Software which may correct program and logic errors, and may from time to time release a revised revision ("New Release") which contains operational improvements and/or enhancements to the functional capabilities of the Licensed Standard Software. As part of the services delivered pursuant to this Agreement, Necho will make available to Customer each Maintenance Release. Necho shall not be obligated to install any Release on the Designated Hardware. Delivery of a Release to Customer shall be deemed to have occurred if one copy of the Release is sent by mail or courier, or is hand delivered to a Designated Location even if Customer is licensed to use the Licensed Standard Software at more than one Designated Location. Major new functionality taking the form of separately licensed new modules made available as part of a New Release will be made available to Customer on terms and at additional license fees generally applicable to sales made by Necho to third parties in the same or similar circumstances. Necho may in its absolute discretion classify new functionality as separately licensed new module(s) without regard for the extent to which any associated Release contains corrections of programming errors and other minor enhancements.

Each Maintenance Release and any New Release (collectively a "Release") will replace or supersede the versions of the Licensed Standard Software then being used by the Licensee. For a period of six (6) months following the date, in the case of a Maintenance Release, on which it is delivered to Customer and, in the case of a New Release, on which it becomes publicly available, Necho agrees to provide maintenance services pursuant to this Agreement in respect of the Release, as well as the two (2) next most recent previous versions. Thereafter, Necho will provide maintenance services only to the Release and the next most previous version. For greater certainty, if Necho 's obligations for support are extinguished through the operation of this Section 10, Customer shall not be entitled to a refund of any fees for the unexpired portion of any period referred to in Section 6.

11. EXCLUSIONS

For greater certainty, the Support Services do not include any of the following
(i) modifications or enhancements to the Licensed Standard Software other than those made under Section 10 or otherwise by Necho, (ii) user education and training, (iii) implementation or installation assistance, (iv) consultation for new programs, third party software, or equipment, (v) correction of problems, and assistance regarding problems caused by operator errors (such as entering of incorrect data, not following recommended procedures and keeping inadequate backup copies), (vi) hardware problems with the Designated Hardware, (vii) correction of errors attributable to software other than the Licensed Standard Software, and (viii) any custom application to application interface software developed for Customer.

12. PERSONAL ATTENDANCE

Necho shall determine, in its sole discretion, whether it is necessary for its staff to attend personally at the Designated Location to perform any of the Support Services. If Customer requests that Necho's staff attend personally at the Designated Location and Necho does so attend, Customer shall pay Necho's hourly rates and related out-of-pocket costs then in effect for this service. Customer shall provide Necho with full access to the Designated Location to enable it to perform Support Services.

13. CONFIDENTIAL OBLIGATIONS OF CUSTOMER

(1) Customer acknowledges that the Licensed Standard Software and the Documentation and all information relating to the Licensed Standard Software and the Documentation, including, without limitation, the financial terms of this Agreement, constitute valuable confidential information of Necho. Necho acknowledges that Necho will have access to


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information and materials about the business, products, programming techniques, experimental work, customers, clients and suppliers of Customer, and that all such knowledge, information and materials acquired by Necho under this Agreement are and will be the confidential and proprietary information of Customer. (All such information in this Section 13 collectively the "Confidential Information"). Necho and Customer therefore:

(a) will take reasonable steps (including those steps that Necho and Customer each takes to protect its own information that it regards as confidential) to keep the Confidential Information confidential;

(b) will not disclose or otherwise make available the Confidential Information to any third party except to such directors, officers, employees, contractors, agents and Clients (as defined in Section 19) of Necho and Customer who have a need to have access to the Confidential Information to perform their obligations to the other, as applicable; and

(c) will provide instructions to Necho's and Customer's directors, officers, employees, contractors, agents and Clients having access to Confidential Information requiring them to comply with Necho's and Customer 's obligations referred to in (a) and (b) of this Section 13 (1), and to use the Confidential Information only in conjunction with the uses expressly permitted in this Agreement. Any failure on the part of any of them to comply with such instructions will be deemed to be a breach of this Section 13 by Necho or Customer, as applicable.

(2) This Section will not apply to Confidential Information that:

(a) is in the public domain other than as a consequence of a breach of the obligations contained in this Agreement to maintain the confidentiality of such Confidential Information;

(b) is known by Customer prior to its disclosure by Necho or is independently developed by Customer without breach of the obligations contained in this Agreement; or

(c) has been received by Customer from a third party who is not subject to obligations similar to the obligations contained in this Agreement.

(3) Customer may make disclosure of Confidential Information in conjunction with a bona fide proposal to make an assignment pursuant to Section 17 provided that the proposed assignee meets the requirements of Section 17(1)(d) and has entered into an agreement referred to in Section 17(1)(c).

(4) In the event that any of Customer or any other person referred to in Section 13(1)(b) to whom the Confidential Information is provided as permitted by this Agreement receives notice indicating that it may or will be legally compelled to disclose any of the Confidential Information, it will provide Necho with prompt notice so that Necho may at Necho's sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

(5)The foregoing agreements and covenants set forth in this Section 13 will be construed as being an agreement independent of any other provisions in this Agreement. The existence of any claim or cause of action of Customer against Necho , whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Necho of any of the covenants and agreements of this Section 13. Customer acknowledges that its failure to comply with the provisions of this Section 13 will cause irreparable harm to Necho which cannot be adequately compensated for in damages, and accordingly acknowledges that Necho will may be entitled, in addition to any other remedies available to it, to interlocutory and permanent injunction relief to restrain any anticipated, present or continuing breach of this Agreement or any proprietary rights in the Licensed Standard Software or the Documentation.

14. TERM AND TERMINATION

(1) Subject to the provisions of this Section 14, the term of this Agreement shall commence on the Effective date above written and will continue until terminated pursuant to Section 4 or this Section 14.

(2) Necho may terminate this Agreement by notice in writing to Customer if:

(a) Customer 's use of the Licensed Standard Software exceeds the scope of the license conferred by Section 3;

(b) Customer or any of its Affiliates commences to or carries on a business which includes the development of computer systems or software, whether or not developed by it, which is capable of use in the expense reporting automation industry.

(3) Necho or Customer may terminate this Agreement by notice in writing to the other party if the other party:

(a) breaches any material term of this Agreement;

(b) makes any attempt to assign, sub-license, or otherwise transfer any of its rights under this Agreement other than as permitted by Section 18; or

(4) Upon the termination of this Agreement:

(a) Necho's and Customer 's obligations under Section 13 shall survive the termination;

(b) Customer 's rights under Section 3(1) shall immediately cease,

(c) Customer shall:

(i) return to Necho all copies of and media bearing the Licensed Standard Software and Documentation;

(ii) erase any copy of the Licensed Standard Software copied onto the Designated Computer for installation purposes;

(iii) erase all backup and archival copies of the Licensed Standard Software;
and

(iv) certify in writing to Necho within thirty (30) days of the termination of this Agreement that all copies of the Licensed Standard Software and Documentation have been returned to Necho or have been erased.

(d) Termination of this Agreement shall not limit either party from pursuing any other remedies available to it, including injunctive relief, nor shall such termination relieve Customer from its obligation to pay fees accrued prior to the termination.

15. REPRESENTATIONS AND WARRANTIES OF NECHO

(1) LICENSED STANDARD SOFTWARE - NECHO WARRANTS THE LICENSED STANDARD SOFTWARE, DURING THE WARRANTY PERIOD, AGAINST DEFECTS IN WORKMANSHIP AND AGAINST FAILURE OF OPERATION FROM ORDINARY USE. IN ADDITION, NECHO WARRANTS THAT THE LICENSED STANDARD SOFTWARE WILL BE IN FULL CONFORMITY AND FUNCTION IN ACCORDANCE WITH ALL ASSOCIATED DOCUMENTATION RELATED THERETO. IF DURING THE WARRANTY PERIOD, THE LICENSED STANDARD SOFTWARE DOES NOT PERFORM AS WARRANTED, NECHO SHALL UNDERTAKE TO CORRECT THE LICENSED STANDARD SOFTWARE OR REPLACE SUCH LICENSED STANDARD SOFTWARE FREE OF CHARGE TO CUSTOMER , OR IF NEITHER OF THE FOREGOING IS COMMERCIALLY PRACTICABLE, TERMINATE THIS AGREEMENT AND REFUND TO


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CUSTOMER THE LICENSE FEE.

(2) NECHO MAKES NO WARRANTIES WHATSOEVER, BEYOND THAT NOTED ABOVE, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED STANDARD SOFTWARE AND THE DOCUMENTATION. NECHO DISCLAIMS ANY WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED STANDARD SOFTWARE AND THE DOCUMENTATION.

(3) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN OTHER SECTIONS OF THIS AGREEMENT OUTSIDE THIS SECTION 15 OR ANY STATUTE OR RULE OF LAW TO THE CONTRARY, SUBJECT TO SECTION 14(4), NECHO'S CUMULATIVE LIABILITY, FOR ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER DIRECTLY OR INDIRECTLY, INCLUDING, WITHOUT LIMITATION, FROM OR IN CONNECTION WITH THE LICENSE, USE OR IMPROPER FUNCTIONING OF THE LICENSED STANDARD SOFTWARE SHALL NOT EXCEED THE AGGREGATE AMOUNT OF THE FEES PAID BY CUSTOMER PURSUANT TO SECTION 4 OF THIS AGREEMENT. LIMITATIONS IN THIS SECTION 15 TO NECHO'S LIABILITY SHALL NOT APPLY TO MATTERS INVOLVING PERSONAL INJURY, PROPERTY DAMAGE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT BY OR ON BEHALF OF NECHO OR TO MATTERS COVERED IN SECTION 16.

(4) NECHO WILL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OF CUSTOMER OR OF ANY THIRD PARTY CLAIMED AGAINST CUSTOMER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS, HOWEVER DERIVED.

(5) CUSTOMER WILL INDEMNIFY NECHO AND HOLD NECHO HARMLESS FOR AND AGAINST ANY AND ALL CLAIMS WHICH A THIRD PARTY MAY ASSERT AGAINST NECHO BY REASON OF OR AS A CONSEQUENCE OF CUSTOMER 'S USE OF THE LICENSED STANDARD SOFTWARE AND/OR THE DOCUMENTATION.

(6) THIS SECTION 15 APPLIES REGARDLESS OF THE BASIS ON WHICH CUSTOMER IS ENTITLED TO CLAIM, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT OR TORT, EVEN IF THE DAMAGES ARE CAUSED BY BREACH OF CONTRACT (INCLUDING, WITHOUT LIMITATION, FUNDAMENTAL BREACH), OR BY THE NEGLIGENCE, GROSS NEGLIGENCE, NEGLIGENT MISREPRESENTATION OR OTHER FAULT OF NECHO, AND EVEN IF NECHO HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES.

16. YEAR 2000 COMPLIANCE

Necho represents and warrants that the Software is and shall remain Year 2000 performance compliant and thus is designed to and shall be able to accurately process date data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations and (i) shall properly calculate, display, enter, store, manipulate and otherwise include symbols, numbers and words that represent dates, including dates prior to, during and after the year 2000, in all computations, reports and displays involving dates; (ii) shall resolve any ambiguities as to century date data in input and output without experiencing an abnormal execution or endless loop, generating incorrect values or invalid results, or otherwise fail to perform those functions set forth in the Documentation; and (iii) all date-related user and data interface functionalities, and all date-related data fields, generated by or embodied in the Software shall include an indication of century. Necho shall promptly correct, at its sole expense, any failures under this Year 2000 Warranty and in the event of such failure, at Customer's written request, Necho shall assist Customer in testing the Software's compliance with the Year 2000 Warranty. Notwithstanding anything to the contrary herein, this Year 2000 Warranty shall become null and void in the event the Software is changed or altered in any way pertaining to the functions that are covered by this Year 2000 Warranty by anyone other than Necho.

17. PROPRIETARY RIGHT INFRINGEMENT

(1) Necho will indemnify Customer and Customer's directors, officers, employees, contractors and agents and save them harmless for and against any and all costs, losses, damages, legal costs and expenses, liability, claims and demands incurred by or made against Customer alleging that the use of the Licensed Standard Software by Customer in accordance with the terms of this Agreement infringes or otherwise breaches the copyright, trade secret, or other intellectual property, of any third party, provided that Customer gives Necho prompt notice of, and reasonable assistance in defending, any claim to which this Section applies, and provided further that Necho will have sole authority to defend and contest or settle any claim to which this Section applies. Necho will have no liability under this Section for, and Customer will indemnify and save Necho harmless for and against any and all costs, losses, damages, legal costs and expenses, liability, claims and demands incurred by or made against Necho in connection with, any such claim and any claim for breach of patent rights which is based upon Customer's use of the Licensed Standard Software (i) in connection with any other than Designated Hardware and substitutions thereof, software or services not provided by Necho, or (ii) in any manner which is not authorized by this Agreement. If any of the Licensed Standard Software becomes, or in Necho's judgment is likely to become, the subject of a claim that infringes a proprietary right or if Necho settles a claim of infringement, Necho may at its sole option, discretion and expense:

(a) obtain for Customer the right to continue using the Licensed Standard Software; or

(b) replace or modify the Licensed Standard Software to make it non-infringing so long as the replacement or modification is substantially similar to the Licensed Standard Software; or

(c) terminate the Agreement and refund to Customer the License Fee paid pursuant to Section 4 and any unused portion of the Support Fees paid pursuant to Section 6.

(2) This Section states the entire liability of Necho and the exclusive remedy of Customer with respect to any claim of infringement, including, copyright or trade secret infringement.

18. ASSIGNMENT

(1) Subject to the following, neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, and such consent shall not be unreasonably withheld, except however, either party may assign its rights and obligations under this Agreement

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to a parent, subsidiary or entity under common ownership with that party, or in the event of merger or sale of a business unit or a majority stock ownership, without consent of the other party; provided that:

(a) the assuming party agrees in writing to assume the assigning party's obligations under this Agreement; and

(b) the assigning party shall provide the other party with prompt written notice of such assignment

(2) Any attempt or any purported act or attempted act to do any of the things prohibited by this Section 18 shall be null and void.

(3) In no event shall there be an assignment to a competitor of Necho.

(4) This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

19. SUBLICENSE

(1) Subject to the following, Necho authorizes Customer to grant to its third party customers ("Clients") a nonexclusive, nontransferable, limited sublicense to install, access and use, in the Designated Location, the Licensed Standard Software for each such Client's internal data processing use ("Sublicense"). Each Sublicense shall be for a specific number of log-in/User ID's which are included in the total number of Users, as defined in Schedule A.

(a) The use of the Licensed Standard Software by Clients is subject to the same restrictions imposed upon Customer by this Agreement. Customer and Client will enter into an agreement containing terms consistent with Customer's confidentiality obligations hereunder.

(b) Customer is responsible for providing all technical support, training and consultation to its Clients.

(c) Customer shall use commercially reasonable efforts to prevent any sublicensing of the Licensed Standard Software to a competitor of Necho.

20. HEADINGS

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation.

21. ENTIRE AGREEMENT

This Agreement and any related schedule(s), addendum (addenda), and/or statement(s) of work signed by both parties and attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

22. WAIVER, AMENDMENT

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

23. FORCE MAJEURE

(1) an event which is caused, directly or indirectly, by fire, flood, earthquake, element of nature or acts of God; acts of war, terrorism, rebellions or revolutions in Canada or the United States of America, riots, civil disorders or disobedience, acts of vandalism or other unlawful acts; or any other similar cause beyond the reasonable control of a party and for the purposes of this definition "any other similar cause beyond the reasonable control of such party" shall be interpreted ejusdem generis;

(2) if, by reason of Force Majeure, either party hereto (the "Frustrated Party") is delayed or unable, in whole or in part, to perform or comply with any obligation or condition of this Agreement, then it will be relieved of liability and will suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that it gives to the other party prompt notice of such inability and reasonably full particulars of the cause thereof. If notice is not promptly given, then the Frustrated Party will only be relieved from performance or compliance from and after the giving of such notice. The Frustrated Party will use its best efforts to remedy the situation and remove, so far as possible with reasonable dispatch, the cause of its inability to perform or comply, provided, however, that settlement of strikes, lockouts and other industrial disputes shall be within the discretion of the Frustrated Party. The Frustrated Party will give prompt notice of the cessation of Force Majeure.

24. CUSTOMER  RESPONSIBILITIES

Necho's obligations pursuant to this Agreement are subject to Customer 's obligation to:

(1) Notify Necho promptly of Licensed Standard Software problems.

(2) Allow Necho reasonable access to all Designated Location and communication facilities under control of Customer and provide Necho reasonable work space and storage and other normal and customary facilities.

(3) Provide the same standard of care for Licensed Standard Software and/or Documentation that it applies to its own products or data of like value to its business and, at Customer's sole option, either return any defective Licensed Standard Software and/or Documentation or attest in writing to the destruction of same.

25. RELOCATION OF DESIGNATED HARDWARE

Customer shall notify Necho in writing 30 days prior to moving the Designated Hardware as to its intended new location outside the Designated Location. Necho shall be under no obligation to provide any services under this Agreement during or as a result of such relocation.

26. SEVERABILITY

If any provisions of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

27. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

28. LANGUAGE

The parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les parties ont exige que la presente convention ainsi que tous documents s'y rattachant soient rediges dans la langue anglaise.

29. NOTICES

Any notice or other communication required or permitted to be given pursuant to or in connection with this Agreement shall be in writing and shall be given by hand-delivery, by commercial overnight delivery service, or by mail, postage prepaid, for delivery as registered or certified mail addressed, return receipt requested as hereinafter provided. Any such notice or other communication, shall be deemed to have been received at the time it is delivered to the address noted above for each of the respective parties to an individual at such address having apparent authority to accept deliveries on behalf of the addressee or seven (7) days following deposit in the United States or Canadian mail, whichever is first to occur. Notice of change of address shall also be governed by this section.

30. TIME OF ESSENCE

Time is of the essence of this Agreement.

31. COUNTERPARTS

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.


IN WITNESS WHEREOF, Customer and Necho hereby have duly executed this Agreement as of the date written below.

ACCEPTED BY:   CUSTOMER               ACCEPTED BY:   NECHO

Authorized _________________________  Authorized _____________________________

Signature: _________________________  Signature: _____________________________

Name: ______________________________  Name: __________________________________

Title: _____________________________  Title: _________________________________

Date: ______________________________  Date: __________________________________

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS


SCHEDULE A - FINANCIAL TERMS AND CONDITIONS FOR RESOURCE PHOENIX

Necho is pleased to provide this quotation for the implementation of its NAVIGATER solution at RESOURCE PHOENIX (RESOURCE PHOENIX). The NavigatER `Core' Software and Recommended Optional Modules and Landing Pads listed on this Schedule A collectively comprise the "Licensed Standard Software".


SOFTWARE LICENSE FEES FOR T&E PROCESSING - FOR UP TO 1000 USERS

Resource Phoenix will be able to add users in blocks of 1000 at an increasingly discounted rate. Please refer to section A-2.

     NAVIGATER `CORE'  SOFTWARE LICENSE FEE

     Please refer to Schedule A-2 for a description of NavigatER's Core
     Software.                                                        $ *

     o    Core End-User functionality

     o    Application Administration module - AdministratER

     LICENSE FEES FOR RECOMMENDED OPTIONAL MODULES AND LANDING PADS

     Please refer to Schedule A-2 for a description of the following NavigatER modules:

     o    Corporate Card Management Module                       $ *
     o    Off-line Module                                        $ *
     o    Cash Advance Module                                    $ *
     o    Shared Services Module                                 $ *
     o    Payment Export  Landing Pad                            $ *
     o    FMS (GL) Export Landing Pad                            $ *
     o    Paid Notification Export Landing Pad                   $ *
     o    T&E Charge Card Import Landing Pad                     $ *
     o    Financial Code Import  Data Landing Pad                $ *
     o    Advanced e-mail notification Export Landing Pad        $ *
                                                                 -----------
     TOTAL STANDARD NAVIGATER LICENSE FEES                       $ *

     INITIAL LICENSE DISCOUNTS

     o    Resource Phoenix will receive a 35% discount as
          part of Necho's VAR program                            $(*)
                                                                 -----------

     DISCOUNTED SOFTWARE LICENSE FEE                             $ *
                                                                 -----------
     o    Necho will  initially  assume 50% of the financial
          risk. A portion of this revenue is recaptured in the
          future license upgrade for additional users. Please
          see "Software license Scope"                           $(*)
                                                                 -----------
     INITIAL SOFTWARE LICENSE FEE FOR  RESOURCE PHOENIX          $ *
                                                                 ===========

     o *% of this is due upon contract signature ($*). The remainder is due in equal payments over the following 6 month period (6 payments @ $*).


     OPTIONAL MODULES AND LANDING PADS NOT INITIALLY LICENSED
     o    FAR Module
     o    HR Import Landing Pad
     o    Approval Chain Import Landing Pad

ANNUAL SOFTWARE SUPPORT FEES

Services as outlined within SCHEDULE A-1 attached. First 90       *% of Standard
days after software installation included in license fees.          License Fees
THIS REPRESENT A *% DISCOUNT FROM NECHO'S STANDARD SUPPORT
FEES AND ASSUMES RESOURCE PHOENIX WILL PROVIDE FRONT LINE
SUPPORT TO THEIR CLIENTS.

ESTIMATED IMPLEMENTATION SERVICE FEES

Please refer to the following page for a list of recommended        ESTIMATED AT
implementation services. A detailed description of all                   $ *
services can be found in Schedule A-1.


*Confidential treatment requested.


--------------------------------------------------------------------------------
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

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS


SCHEDULE A-2 (CONTINUED)


PROFESSIONAL SERVICES

Necho provides comprehensive support for the successful implementation of NavigatER, including training and system set up guidance, such as: financial coding set up; employee information capture; set-up system administration; report customization and development; and system interface/integration.


ESTIMATED* INSTALLATION, SETUP,  AND TRAINING REQUIREMENTS (see Schedule A-2)
-------------------------------------------------------------------------------


     For a complete list of Professional Services offered by Necho, please refer to Schedule A-2. Based on the information provided to Necho, Resource Phoenix's needs are ESTIMATED to be the following:

     o    TWO DAYS of on-site pre-installation planning and consulting                             $ *
     o    TWO DAYS of installation services                                                        $ *
     o    ONE Application Administrator training class (one day program for up to 5 people)        $ *
     o    FIVE DAYS of on-site System Set Up/Implementation                                        $ *
     o    TWO DAYS  of off-site System Set Up/Implementation                                       $ *
     o    ONE "TRAIN THE TRAINER"  class (one day program  for up to 10 people)                    $ *
     o    ONE DAY of NavigatER Ad hoc Information Reporting Guidance on Crystal Reports            $ *
     o    NECHO'S STANDARD INFORMATION REPORTING PACKAGE                                           $ *
     o    LANDING PAD MAPPING                                                     Please refer to section
                                                                                          A-2, II (Page 5)
     ------------------------------------------------------------------------------------------------------
     TOTAL ESTIMATED IMPLEMENTATION FEES                                                          $ *
     ------------------------------------------------------------------------------------------------------
     RESOURCE PHOENIX WILL RECEIVE A *% DISCOUNT ON NECHO PROFESSIONAL SERVICES RATES               *
     ------------------------------------------------------------------------------------------------------
     DISCOUNTED IMPLEMENTATION FEES                                                               $ *

     * Professional services quoted are estimates only and are invoiced based on actual time spent for all consulting services provided on-site, services provided remotely by telephone and preparation time. During the course of providing services, Necho will discuss any expected variances (from this estimate) in advance prior to proceeding with additional work.

          "Out-of-pocket" travel, lodging, and other out-of-pocket business expenses incurred by Necho during the course of providing Installation, Implementation and Professional Services are billed to clients at cost.


SOFTWARE LICENSE SCOPE

     The Software License is a license for Resource Phoenix for its operations worldwide (the "Designated Location") for use on as many servers as ReSource in its sole determination deems advisable ("Designated Hardware"). The license has been established based on information provided to Necho by Resource Phoenix, identifying (a) the expected number of total "Users" (individual log-in/User ID's within the NavigatER database) as less than or equal to 1000 Users.

     Additional users can be added in blocks of 1000 User ID's per the following schedule. Use fees may be paid over a 12-month period to enable Resource Phoenix to pre-sell each block

     o    Block 1 $ *

     o    Block 2 $ *

     o    All additional Blocks $ *

     A deposit of ($*) is to be paid upon signing of the Software License, Support, and Professional Services Agreement. The balance of License Fees and First Year's Annual Software Support Fees are to be paid in equal installments during the following six-month period. The first year of maintenance covers the 12 months following the 3-month warranty period. Installation, Set-up, and Training Fees are to be agreed with Resource Phoenix in advance and billed monthly as incurred.

     The fees and prices outlined in this quotation exclude sales taxes. Fees quoted are quoted in US dollars. This pricing quotation is strictly confidential and is subject to the confidentiality restrictions identified on the cover of this proposal.




--------------------------------------------------------------------------------
                            Private and Confidential                      Page 2


* Confidential treatment requested.

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS

SCHEDULE A-1 - SOFTWARE AND SERVICES DESCRIPTION


Necho's software solutions are unbundled by module to allow Resource Phoenix to select only the functionality that benefits its unique environment.


NavigatER's `CORE' SOFTWARE LICENSE includes, but is not limited to, executable software delivering the following functionality:

     -        SubmitER: to create, verify and submit expense     -        On-line travel policies
              reports

     -        ApprovER: on-line approval of expense reports)     -        NavigatER database for reporting

     -        AdministratER: application administration tools    -        Receipt Tracking module

     -        Automated VAT and Foreign Exchange Management      -        On-line expense report  event log/audit trail

     -        Audit Module


NavigatER MODULES

     - CORPORATE CARD MANAGEMENT MODULE: to verify, reconcile and easily import Corporate Charge Card transactions into expense reports and facilitate reconciliation. This module supports all forms of billing and payment (i.e., individual cards, centrally paid; centrally billed & paid, individually billed & paid; etc.). RESOURCE PHOENIX'S Corporate Charge Card company must provide the electronic download of credit card data and charges posted, but not billed, in RESOURCE PHOENIX's REQUESTED FORMAT.

     - OFF-LINE MODULE: to allow travelers to access NavigatER functionality in a disconnected/off-line mode (on a plane for example) in addition to the traditional on-line mode. NavigatER's off-line interface is exactly the same interface as used on-line. In addition, NavigatER's off-line supports full validation of expense transactions against policies at the point of entry.

     - SHARED SERVICES MODULE: to enter and submit expense reports on behalf of other users. This allows Resource Phoenix to (1) quickly deploy NavigatER and reap the benefits of automation, and (2) to capture expense information even for users not directly using NavigatER, for instance: senior management, infrequent travelers, users without PCs or PC skills, etc.

     - CASH ADVANCE MODULE: to enter and submit cash advance requests and deduct cash advances received from expense reports.

     - FAR (PER DIEM) MODULE: to meet the per diem requirements of Government agencies and Government contractors.

























--------------------------------------------------------------------------------
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

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS

SCHEDULE A-1 (CONTINUED)



NAVIGATER'S IMPORT/EXPORT DATA LANDING PADS

     The following Electronic Data Landing Pads accelerate and facilitate the implementation of interfaces between NavigatER and RESOURCE PHOENIX internal and external business systems.

     o FMS G/L EXPORT DATA LANDING PAD: to post to the G/L system with any level of detail.

     o T&E CORPORATE CARD IMPORT LANDING PAD: to import Corporate Card transactions.

     o PAYMENT EXPORT DATA LANDING PAD: to electronically pass reimbursements data to Resource Phoenix's direct bank deposit; payroll and/or accounts payable systems.

     o FINANCIAL CODE IMPORT DATA LANDING PAD: to electronically up-date NavigatER for new/deleted codes.

     o    HR IMPORT DATA LANDING PAD: to electronically up-load HR system data.

     o    APPROVAL CHAIN IMPORT LANDING PAD

     o    PAID NOTIFICATION IMPORT LANDING PAD

     o    ADVANCED E-MAIL NOTIFICATION EXPORT LANDING PAD


INSTALLATION

     Installation of the NavigatER application software is included on Resource Phoenix's client/server hardware via one fixed client site and one nomadic client site. Necho requires Resource Phoenix's server to be established with the applicable database engine and operating system, network connectivity and MAPI compliant e-mail gateway configured to support the NavigatER software application.


TECHNICAL PLATFORM

     Pricing included in this quotation is based on the NavigatER software running on an Windows NT server using an Oracle database. Additional pricing would apply for running another database package on other Operating Systems.


WARRANTY

     Necho provides a full 90 day warranty from the date of Software installation included within the Software License, Support, and Professional Services Agreement. During this period, Necho will rectify and correct any deficiency from the functionality, representations and commitments proposed to Resource Phoenix. All remedies and corrective actions will utilize Necho's resources at its sole costs.

ANNUAL SOFTWARE MAINTENANCE AND RESOURCE PHOENIX SERVICE SUPPORT

     Necho provides comprehensive Resource Phoenix service via the Software License, Support, and Professional Services Agreement including the following key elements:

     o    On-going warranty

     o Resource Phoenix service technical Help Desk Hotline, providing technical and application related assistance

     o    Documentation updates

     o Software modifications updates and minor enhancements per scheduled releases

     o Ongoing availability of assigned Professional Services Consultant ( at normal per diem rates then in effect )

     Software Support fees commence 90 days after software installation, when the initial 90-day product service warranty coverage is completed. Software Support is provided at an annual rate of *% (* PERCENT) of the Standard License fees before discounts and is paid annually in advance.

     Please note that support of interface mapping routines is not covered under this maintenance. Support from Necho of client specific mapping routines continues on a time and materials basis.




--------------------------------------------------------------------------------
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

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS

SCHEDULE A-2 - STANDARD IMPLEMENTATION AND PROFESSIONAL SERVICE RATE SCHEDULE



SMARTER LAUNCH PROGRAM

Comprehensive implementation services and support are available at hourly rates for the successful implementation of Necho products and services including system set up guidance (financial coding set up, employee information capture, set-up system administration, etc.), report customization and development, system interface/integration, and training.

Necho provides a Professional Services Team, lead by a Professional Services Consultant. The Professional Services Team includes training, technical, and programming personnel assigned and dedicated to each client, and available at client premises as required. This team is supported by Necho's senior management and comprehensive Service and Help Desk.

Please note that solid Project Management is key to the success of NavigatER's implementation. Necho's experience shows that Project Management should be performed by Resource Phoenix's staff or on-site consultants - either from practices already contracted by Resource Phoenix, or from Necho's consulting partners (Deloitte&Touche, KPMG, etc.).

I.   SYSTEM SET-UP & CONSULTING                                      *  per hour
     --------------------------

     Advisory and support services facilitating the implementation of Necho products and services can include several or all of the following:

     a)   Pre-installation consulting

     b)   Implementation coordination

     c)   Application Administration module set-up assistance/consulting

     d)   Financial code set up assistance/consulting

     e)   Systems staff operational and technical guidance

II.  LANDING PAD MAPPING AND REFORMATTING

     Necho has developed a "Data Landing Pad" technology            Hourly Rate:
     that reduces interfaces to programming and testing    For 1 Interface: *
     relatively simple mapping routines that reformat
     generic landing pad record formats from and to       For 2 Interfaces: *
     standard sending and receiving formats of a
     client's other applications and systems. This is     For 3 Interfaces: *
     far less work than alternative full-blown projects
     to program, test, and implement end-to-end custom    For 4 Interfaces: *
     direct application-to-application interfaces.

     However,  interface integration is a major              For 5 Interfaces or
     implementation  project. Resource Phoenix is                     more: *
     encouraged to dialogue with Necho to understand the scope of these projects as well as the amount of resources and skill level needed by Resource
     Phoenix's IT staff to  successfully  integrate
     NavigatER to Resource Phoenix's business systems.

     Interfaces great vary in complexity. Each interface may require from 8 to up to 20 person days of Necho
     Professional Services time - 14 Days on average. This time is spent on three sequential activities - typically over a 3 to 6 week period:

     1. 2 to 4 person days for initial consulting associated with functional and detailed specification preparation

     2.   2 to 8 person days to program a mapping routine

     3. 4 to 8 person days to install, test, provide remote support, and monitor the first several cycles of operation.

     Alternatively, Resource Phoenix's IT staff may program mapping and reformatting routines to reduce outside costs. Necho Professional Services time is typically still required to assist in the completion of items 1 and 3 above - even if Resource Phoenix's IT staff looks after programming mapping routines.

     Resource Phoenix's staff is responsible for providing input and output file formats and additional business logic requirements (e.g. G/L transaction consolidation rules). In addition, Resource Phoenix's IT staff is responsible for file transfer mechanisms to and from other systems, and for scheduling and running all data upload and download processes.


* Confidential Treatment Requested

--------------------------------------------------------------------------------
                            Private and Confidential                      Page 5

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS

     Please note that support from Necho of client specific mapping routines continues on a time and materials basis.






























--------------------------------------------------------------------------------
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

NECHO FINANCIAL QUOTATION AND CONSIDERATIONS

SCHEDULE A-2 (CONTINUED)



III. TRAINING

     Powerful on-line help, hard copy user documentation,         $ *   per day
     GUI user friendliness, and optional custom computer based training (CBT) module significantly reduce the needs for user training. Available on-site one day training classes are:

     a)   Application Administrator Training

     b) Train the Trainer (for up to 10 students including generic training materials)

     c)   End User Training (two 1/2 day classes per day for up to 20 students each)

     d)   Technical and system operations training (for up to 5 individuals)

     Optional Computer Based Training (CBT) Module                    Per  quote
     customized to the specific needs and to environment       $  * to $  *
     of each Resource Phoenix: i.e., specific categories, costs centers, etc.

IV.  INFORMATION REPORTING SET-UP/CONSULTING

     o    Report writing support to assist Resource Phoenix's      $ *  per hour
          reporting tool specialists in building customized and ad hoc reports - 3rd party Crystal Report development licenses are available directly from Seagate Software at approximately $400 per developer.

     o    Necho has developed 31 Standard Reports using Crystal           $  *
          Reports to form the initial platform of each Resource
          Phoenix's information reporting.

V.  BEST PRACTICES CONSULTING

     Necho has developed a thorough understanding of all of       $  *  per day
     the processes involved in and related to business           (or by project)
     expenses administration, accounting and payment re-engineering. This experience allows us to provide a sophisticated re-engineering and consulting service to move clients to their definition of "Best Practice" for or by project savings and benefits delivery. These services are provided by Necho's own client consultants and a comprehensive review program.

VI.  SYSTEMS INTEGRATION

     Necho offers a depth of technical resources already familiar with business expense automation. Implementation time and costs are reduced compared to other alternatives.

     o    Professional Services Consultant                         $ *  per hour

     o    Integration Services Consultant                          $ *  per hour

     o    Business Analyst                                         $ *  per hour

     o    Technical Services Consultant                            $ *  per hour

     o    Technical Writer                                         $ *  per hour

     o    Senior Programmer/Analyst                                $ *  per hour

     o    Intermediate Programmer Analyst

ALL PROFESSIONAL SERVICES WORK IS PERFORMED ON A TIME AND MATERIALS BASIS AND IS INVOICED MONTHLY. TIME BILLED INCLUDES ON-SITE CONSULTING, TELEPHONE CONSULTING SERVICES AND PREPARATION TIME. TRAVEL, LODGING, LONG DISTANCE TELEPHONE, COURIER AND OTHER OUT-OF-POCKET BUSINESS EXPENSES INCURRED BY NECHO DURING THE COURSE OF PROVIDING PROFESSIONAL SERVICES ARE BILLED TO CLIENTS AT COST. A MINIMUM OF 1 DAY/8 HOURS WILL BE BILLED FOR ON-SITE SERVICES.





--------------------------------------------------------------------------------
                            Private and Confidential                      Page 7

*Confidential treatment requested.

SCHEDULES                                                   SCHEDULES
A, AND A-1 THROUGH A-2                                      A, AND A-1 THROUGH A-2
ACCEPTED: RESOURCEPHOENIX.COM                               ACCEPTED:  NECHO SYSTEMS CORP.

Authorized                                                  Authorized
Signature:       ____________________________               Signature:      ____________________________


Name:            ____________________________               Name:           ____________________________


Tittle:          ____________________________               Title:          ____________________________


Date:            ____________________________               Date:           ____________________________































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